Exhibit 10.8

Rental Room Fixed-Term Lease Agreement

Article 1 (Agreement)

The lessor, Sano Corporation (hereinafter referred to as “Party A”), agrees to lease the rental room described below to the lessee, PicoCELA Inc. (hereinafter referred to as “Party B”), and Party B agrees to rent it.

Details:

- Location: 2-34-5 Nihonbashi Ningyocho, Chuo-ku, Tokyo

- Name: SANOS Nihonbashi

- Structure: Rental room on the 5th floor of a 6-story reinforced concrete building

Article 2 (Purpose of Use)

Party B shall use this rental room as a meeting room and shall not use it for any other purpose.

Article 3 (Lease Period)

The lease period shall be from June 18, 2024, to June 17, 2025, for a full year.

Article 4 (Usage Hours)

Usage hours shall be from 9:00 AM to 9:00 PM.

Article 5 (Rent)

The rent shall be 30,000 yen per month (excluding tax). However, the rent for a month that is less than a full month shall be calculated on a daily basis. Furthermore, the above rent will continue until the rental contracts for the “4th floor portion” and “Room A on the 5th floor” or “4th floor portion” and “Room B on the 5th floor” are terminated, and after the termination of these contracts, the rent shall be the regular rate.

Article 6 (Notice of Cancellation)

If Party B cancels this contract due to their circumstances, they must notify Party A two months in advance.

Article 7 (Usage Method)

1. Reservations for the rental room must be made through the web management page “RESERVA.”

2. As other parties also use the rental room, the shared meeting room on the 5th floor should be used preferentially unless there are issues such as the number of participants in the meeting.

3. After use, arrange and tidy the desks, chairs, and all equipment.

4. Take any trash home.

5. If there is any damage, breakage, or loss of items within the room or equipment, report it immediately. In such cases, Party B shall bear the cost of repairs, etc.

Article 8 (Prohibited Actions)

In any of the following cases, the application may be canceled or the use may be stopped:

1. If the purpose of use or the method of use stated at the time of application is found to be false.

2. If other meeting room users or other tenants in the building are disturbed.

3. If subleased to a third party without permission.

4. If deemed inappropriate by Party A in terms of public order or safety management.

5. If items beyond common sense are brought in or used.

Article 9 (Payment of Rent)

Party B shall pay the rent to Party A by bank transfer to the following account, with the payment for the following month to be made by the end of the current month. The transfer fee shall be borne by the remitter.

Bank: Mizuho Bank (0001)

Branch: Nihonbashi Hamacho Branch (785)

Account Number: Ordinary 1073522

Account Holder: Sano Corporation

June 17, 2024

Lessor:

Sano Corporation (corporate seal)

Representative Director: Munetaka Sano

3-4-2, Orimachi, Akita City, Akita Prefecture

Lessee:

PicoCELA Inc. (corporate seal)

Representative Director: Hiroshi Furukawa

4th Floor, SANOS Nihonbashi

2-34-5 Nihonbashi Ningyocho, Chuo-ku, Tokyo, 103-0013